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                                                                    EXHIBIT 99.2

                  COBBLESTONE ANNOUNCES MERGER WITH MEDITRUST


FOR IMMEDIATE RELEASE
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DEL MAR, CALIFORNIA; JANUARY 12, 1998.  Cobblestone Holdings, Inc., parent of
Cobblestone Golf Group, Inc., announced that it reached a definitive agreement to be acquired by The Meditrust Companies (NYSE:MT). Cobblestone is one of the leading golf course owners and operators in the United States and has been one of the most aggressive acquirers of golf facilities during its five years of existence. Meditrust is a paired share real estate investment trust and the nation's largest health care real estate investment trust. Meditrust presently has a market capitalization in excess of $4.5 billion. The acquisition is expected to close by the end of February.

"We are extremely pleased to have joined The Meditrust Companies," said Bob Husband, President and CEO of Cobblestone, "Meditrust's substantial financial resources will allow Cobblestone to continue to add high-quality private and daily fee facilities to our existing market clusters as well as to accelerate our growth strategy into new markets and other areas of the business, such as to-be-built opportunities, throughout the country."

Following the transaction, James "Bob" Husband, president and chief executive officer of Cobblestone, will continue to serve in his current capacity as president and CEO of Cobblestone. Cobblestone's headquarters will remain in Del Mar, California and its properties will continue to be operated by Cobblestone management.

Abraham D. Gosman, chairman of the boards of directors of The Meditrust Companies, said, "This transaction with Cobblestone adds leisure to the lodging platform that Meditrust eastablished with the announcement last week of the La Quinta Inns, Inc., acquisition. With Bob Husband and his group, we gain an excellent management team to speed the rapid consolidation of this sector. We envision Cobblestone as the core of a number of golf-related acquisitions that we at Meditrust have planned in this extremely fragmented industry."

Cobblestone is one of the premier owners and operators of private country clubs and high-end daily fee golf facilities in the United States. Cobblestone currently owns and/or operates 25 golf facilities with 29 golf courses, with operations in California, Arizona, Texas, Georgia, Florida and Virginia.

For more information on Cobblestone Golf Group call Terri Colachis, VP of Marketing, at 619-794-2602.